Exhibit 99.1

Exhibit 99

Securities and Exchange Commission

Washington, DC

Arthur Andersen LLP has represented to Color Spot Nurseries, Inc. that its audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and that availability of personnel at foreign affiliates of Arthur Andersen is not relevant to our audit.

Color Spot Nurseries, Inc.

April 1, 2001